UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/09/2006

TREX CO INC
(Exact name of registrant as specified in its charter)

Commission File Number:  001-14649

DE	54-1910453
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

160 Exeter Drive, Winchester, VA 22603-8605
(Address of principal executive offices, including zip code)

540-542-6300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On November 9, 2006, Trex Company, Inc. (the "Company") entered into amendments to the Company's Credit Agreement, dated as of June 19, 2002, as amended, by and among TREX Company, LLC, the Company and Branch Banking and Trust Company of Virginia (as previously amended, the "BB&T Agreement"). Among other things, the amendments increased the principal amount of the revolving credit commitment under the BB&T Agreement for the period from November 9, 2006 through June 30, 2007 from $20 million to $70 million. In addition, the amendments modified the financial covenant in the BB&T Agreement that requires the Company not to permit its ratio of total consolidated debt to consolidated EBITDA (as defined for purposes of the BB&T Agreement) for any four quarter-period to exceed specified levels. As amended, this ratio may not exceed (1) 3.75 to 1 for the period commencing on October 1, 2006 to and including December 31, 2006, (2) 3.25 to 1 for the period commencing January 1, 2007 to and including March 31, 2007 and (3) 2.50 to 1 thereafter. Before the amendment, this ratio was not permitted to exceed 2.50 to 1.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is incorporated by reference in this Item 2.03 in its entirety and made a part of this Item 2.03.

Subject to conditions of availability established under the BB&T Agreement, as amended, the Company may become obligated for up to $70 million principal amount of borrowings under the revolving credit facility established pursuant to the BB&T Agreement. The payment of all outstanding principal, interest and other amounts outstanding under the revolving credit facility may be declared immediately due and payable upon the occurrence of an event of default. The BB&T Agreement contains customary events of default, including failure of the Company to make payments when due, failure to comply with specific covenants, conditions or agreements, or specified events of bankruptcy. The BB&T Agreement also has a cross-default provision with other material debt of the Company.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX CO INC

Date: November 15, 2006	By:	/s/ Paul D. Fletcher
Paul D. Fletcher
Senior Vice President and Chief Financial Officer